Exhibit 21.1

Subsidiaries of Edison Nation, Inc.
Subsidiary	State or Jurisdiction
of Incorporation
Ferguson Containers, Inc.	New Jersey
S.R.M. Entertainment Limited	Hong Kong
Edison Nation Holdings, LLC	North Carolina
Edison Nation, LLC	North Carolina
Safe TV Shop, LLC	North Carolina
Everyday Edisons, LLC	North Carolina
Cloud B, Inc.	California
Cloud B Limited	United Kingdom
Cloud B Party Limited	Australia
Pirasta, LLC	New York
Best Party Concepts, LLC	Delaware
CBAV1, LLC	Nevada
ED Roses, LLC	Nevada
Scalematix, LLC	Nevada